Exhibit 3.1


                            CERTIFICATE OF FORMATION

                                       OF

                       GREENPOINT MORTGAGE SECURITIES LLC

         1. The name of the limited liability company is GreenPoint Mortgage Securities LLC.

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of GreenPoint Mortgage Securities LLC this 26th day of September, 2003.

                                                      /s/ STACY K. STECHER
                                                          ----------------------
                                                          Stacy K. Stecher
                                                          Authorized Person